For:
Nobel Learning Communities, Inc.
Tom Frank
Chief Financial Officer
484-947-2000

Nobel Learning Communities, Inc. Reports Fourth Quarter and
Record Fiscal 2008 Results

Fourth Quarter Revenues up 16.6%, Extending String of Double-Digit Growth Quarters
Record of Strong Cash Flow Continues

WEST CHESTER, Pa. – September 9, 2008 – Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading operator of private preschools, elementary schools, and middle schools, today reported results for the fourth quarter and fiscal year 2008, which ended June 28, 2008.

For the fiscal year ended June 28, 2008, revenues were $206.2 million, up 12.8% from $182.8 million for fiscal 2007. Net income for 2008 was $7.7 million and fully diluted earnings per share were $0.72, compared to 2007 net income of $7.4 million and fully diluted earnings per share of $0.70. Excluding a contract settlement during the fourth quarter of 2008 and net of all non-recurring items reconciled in the table below, fully diluted earnings per share increased to $0.67 in 2008, up 21.8% from comparable 2007 fully diluted earnings per share of $0.55. EBITDA for the fiscal year was $20.0 million up from $18.1 million for fiscal 2007.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., stated, “Revenues grew at a double-digit pace for the second consecutive year in 2008, and accelerated over the second half of the year. These are clear signs that we are achieving our objectives in the growth phase of our long-term strategic plan by delivering a high quality educational experience for our students that parents are increasingly recognizing as a great value. This year we integrated 25 new schools into the Nobel Learning network through a combination of new school development and acquisitions, leveraging our strong brand and infrastructure in established markets as well as entering new markets with attractive demographics. The financial performance of our comparable schools continues to improve as favorable enrollment trends, measured tuition increases, and disciplined cost management have led to expanding comparable school gross margins for the year. In addition, we were able to improve earnings while digesting an increasing number of new school openings and integrating multiple acquisitions. Our acquisitions performed well as we continued our pattern of acquiring high quality schools and quickly and effectively integrating them. We are well positioned to grow, supported by our limited leverage and increased borrowing capacity. Our growth continues to reflect our success in attracting and retaining students, and in delighting parents with an educational experience that provides the skills and knowledge required to thrive in an increasingly global and connected world.”

Fourth quarter 2008 revenues were $57.0 million, up 16.6% from $48.9 million for the fourth quarter of fiscal 2007. Net income for the fourth quarter was $3.3 million, or $0.31 per fully diluted share, compared to 2007 fourth quarter net income of $3.4 million, or $0.31 per fully diluted share. Excluding a gain on a contract settlement during the fourth quarter of 2008 and a gain on an asset sale during the fourth quarter of 2007, fourth quarter 2008 earnings increased to $0.26 per fully diluted share from $0.25 per fully diluted share in 2007. EBITDA for the fourth quarter of 2008 was $6.9 million compared to $6.3 million for the fourth quarter of 2007.

For the fourth quarter, comparable school revenue increased 2.7%, up from 2.6% in the third quarter reflecting stabilization in school enrollments. Company earnings reflect strong margins at comparable schools, higher personnel costs from newly opened schools where enrollment is still building, and greater general and administrative expenses primarily related to an increase in SOX testing and implementation costs and acquisition driven intangible amortization expense.

School gross profit for the fourth quarter of fiscal 2008 was $9.6 million, up from $8.6 million in the fourth quarter of fiscal 2007. The consolidated gross margin was 16.8% in the current quarter, down from 17.6% in the year earlier period, primarily due to the lower initial gross margins of newly opened schools as they continue to grow enrollments through their initial ramp up. Fourth quarter 2008 general and administrative expenses were up $805,000 from the fourth quarter of 2007 primarily a result of an increase in SOX testing and implementation costs and other professional fees and the impact of an increase in intangible amortization associated with the third quarter 2008 Enchanted Care acquisition. General and administrative expenses for the quarter were 8.7% of revenue compared to 8.4% in the prior year.

About Nobel Learning Communities

Nobel Learning Communities, Inc. is a national network of over 175 nonsectarian private schools, including preschools, elementary schools, and middle schools in 15 states across the nation. Nobel Learning Communities provides high quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone® summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit www.NobelLearning.com.

Safe Harbor Statement

Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include changes in ability to hire and retain qualified personnel, competitive market demand and conditions, ability to find affordable real estate, ability to obtain the capital required to implement plans, government regulations, changes in economic conditions reducing demand or need for private schools, potential negative publicity and defense against such, environmental health conditions, the small number of shareholders with majority control, effective financial reporting controls, competitive conditions including tuition price sensitivity, execution of growth strategy, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. Adjusted Net Income and the related earnings per share figures and EBITDA in this release are non-GAAP financial measures. Adjusted Net Income and EBITDA exclude the special items described elsewhere in this release. EBITDA is commonly presented as a reconciliation starting with net income due to the number of non-operating related items included in net income, we present EBITDA as derived from the operating income line as we believe this provides the user the most useful and comparable information on an operating basis. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors and potential investors to evaluate and compare the Company's results from operations generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

Nobel Learning Communities, Inc.
Consolidated Statements of Operations
For the Thirteen and Fifty Two Weeks Ended June 28, 2008 and June 30, 2007
(Amounts in thousands except per share data; net income per share totals may not sum due to rounding)
(Unaudited)

	Thirteen Weeks Ended		Fifty Two Weeks Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Revenues	$57,047	$48,935	$206,214	$182,817
Gross profit	9,571	8,636	30,537	27,492
General and administrative expenses	4,936	4,131	18,516	16,993
Operating income	4,635	4,505	12,021	10,499
Interest expense	205	70	475	1,385
Other income	(8)	(21)	(326)	(3,871)
Income from continuing operations before income taxes	4,438	4,456	11,872	12,985
Income tax expense	1,665	1,738	4,571	5,064
Income from continuing operations	2,773	2,718	7,301	7,921
Income (loss) from discontinued operations, net of income tax effect	562	633	377	(556)
Net income	3,335	3,351	7,678	7,365
Preferred stock dividends	-	-	-	325
Net income applicable to common stockholders	$3,335	$3,351	$7,678	$7,040

Weighted average diluted common shares outstanding:	10,637	10,646	10,630	10,580

Income from continuing operations	$0.26	$0.26	$0.69	$0.75
Income (Loss) from discontinued operations	0.05	0.06	0.04	(0.05)
Net income per diluted share	$0.31	$0.31	$0.72	$0.70

Reconciliation of non-GAAP items

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty Two Weeks Ended	Fifty Two Weeks Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net income	$3,335	$3,351	$7,678	$7,365

Recovery of note receivable, net of tax	-	-	-	(2,013)
Gain on sale of seven schools, net of tax	-	(679)	-	(1,335)
Lease reserve established for two schools, net of tax	-	-	-	1,242
Write off of unamortized loan fees upon refinancing, net of tax	-	-	-	343
Additional depreciation due to re-determination of useful life depreciation, net of tax	-	-	-	208
Realization of gain contingency on lease contract net of related property costs, net of tax	(572)	-	(572)	-
Total adjustments, net of tax	(572)	(679)	(572)	(1,555)

Adjusted net income	$2,763	$2,672	$7,106	$5,810

Weighted average diluted shares outstanding	10,637	10,646	10,630	10,580
Adjusted net income per share	$0.26	$0.25	$0.67	$0.55

Operating Income	$4,635	$4,505	$12,021	$10,499

Items excluded from operating income to reconcile non-GAAP operating income:
Stock based compensation	192	174	717	675
Depreciation and amortization	2,042	1,580	7,311	6,919
Total adjustments	2,234	1,754	8,028	7,594

EBITDA	$6,869	$6,259	$20,049	$18,093

Nobel Learning Communities, Inc.
Selected Balance Sheet Data
As of June 28, 2008 and June 30, 2007
(Amounts in thousands except per share data; net income per share totals may not sum due to rounding)
(Unaudited)

	As of
	June 28, 2008	June 30, 2007

Cash and cash equivalents	$1,064	$3,814
Property and equipment, net	28,098	24,412
Goodwill and intangible assets, net	72,303	51,681
Deferred revenue	15,003	12,835
Total debt	12,500	-
Stockholder's equity	$62,914	$54,218

Number of schools	173	151

Certain reclassifications have been made to the prior year condensed financial statements to current period presentation. Certain financial information is presented on a rounded basis, which may cause minor differences.